EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
LEARNING CURVE BRANDS, INC.,
RC2 AUSTRALIA PTY. LTD.,
RACING CHAMPIONS INTERNATIONAL LIMITED,
LEARNING CURVE MEXICO, S. DE R.L. DE C.V.,
RC2 LIMITED,
RC2 (ASIA) LIMITED,
PUBLICATIONS INTERNATIONAL, LTD., PIL, L.L.C.
JRS DISTRIBUTION CO.,
PUBLICATIONS INTERNATIONAL LIMITED PARTNERSHIP,
PUBLICATIONS INTERNATIONAL, LTD. L.P.,
AND
PUBLICATIONS INTERNATIONAL, LTD. S DE R.L. DE C.V.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made this 20th day of June, 2008 by and among LEARNING CURVE BRANDS, INC., a Delaware corporation ("LCB"), RC2 AUSTRALIA PTY. LTD., an entity organized under the laws of Australia ("RC2 Australia") and RACING CHAMPIONS INTERNATIONAL LIMITED, an entity organized under the laws of the United Kingdom ("RC2 UK"),LEARNING CURVE MEXICO, S. DE R.L. DE C.V., an entity organized under the laws of Mexico ("LC Mexico"), RC2 LIMITED, an entity organized under the laws of Hong Kong ("RCL") and RC2 (ASIA) LIMITED, an entity organized under the laws of Hong Kong ("RC2 Asia", together with LCB, RC2 Australia, RC2 UK, LC Mexico, RCL and RC2 Asia, the "Purchaser") and PUBLICATIONS INTERNATIONAL, LTD., an Illinois corporation ("PIL"), PIL, L.L.C., a Delaware corporation ("LLC"), JRS DISTRIBUTION CO., an Illinois corporation ("JRS"), PUBLICATIONS INTERNATIONAL LIMITED PARTNERSHIP, an entity organized under the laws of Australia ("PIL Australia"), PUBLICATIONS INTERNATIONAL, LTD. L.P., an entity organized under the laws of the United Kingdom ("PIL UK") and PUBLICATIONS INTERNATIONAL, LTD. S DE R.L. DE C.V., an entity organized under the laws of Mexico ("PIL Mexico" and together with PIL, LLC, JRS, PIL Australia and PIL UK, the "Seller").

RECITALS

A.            Seller, through its children's publishing division, is engaged in the business of developing, writing, producing, publishing, marketing, selling and distributing children's books and related accessories, including sound books and non-electronic books in each case targeted primarily at children (the "Business").  For purposes of this Agreement, "children’s books" do not include (i) cookbooks, stationery, photo storage and adult reference books; or (ii) language teaching books, commonly referred to as english language teaching (ELT) in the publishing industry, which do not utilize licenses from Disney, Sesame Workshop, MTV/Nickelodeon or HIT Entertainment or their Affiliates.

B.            JRS owns the inventory, the titles in process and the accounts receivable of the Business.

C.            PIL Australia acts as a sales distributor for the Business in Australia and Asia, PIL UK acts as a sales distributor for the Business in Europe and PIL Mexico acts as a sales distributor for the Business in Mexico.

D.            Seller desires to sell and assign to Purchaser and Purchaser desires to buy and assume from Seller substantially all of the assets and certain liabilities of Seller that are currently being used by or held for use by Seller primarily in, or arising primarily from, the conduct of the Business as a going concern on the terms and conditions set forth in this Agreement.

AGREEMENTS

In consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

1.            Transfer of Assets.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign and deliver to Purchaser free and clear of all Encumbrances (as defined in Section 6.08 below) and Purchaser agrees to purchase from Seller as of the Closing Date (as defined in Section 5 below) all right and title to and interest in all of the following assets (collectively, the "Purchased Assets"):

1.01          Accounts Receivable.  All notes, drafts and accounts receivable included in the final calculation of Closing Net Working Capital (the "Accounts Receivable").

1.02          Personal Property.  All fixed assets, machinery, equipment, vehicles, trailers, tools, tooling, patterns, specifications, dies, molds, spare parts, furniture, fixtures, furnishings, telephones, computers and related equipment and other personal property listed on Schedule 1.02 (the "Personal Property").

1.03          Leases.  All rights of Seller under all of the leases of real property and Personal Property listed on Schedule 1.03 under the heading "Assumed Leases" (the "Assumed Leases").  The leases listed on Schedule 1.03 under the heading "Excluded Leases" shall not be assumed by Purchaser.

1.04          Contracts.  All Seller's interest in: (a) all contracts, agreements and commitments listed on Schedule 1.04; (b) all unfilled or uncompleted purchase or sales orders received and accepted by the Business in the ordinary course of business; and (c) all license agreements and other agreements related to the Assigned Intellectual Property Rights (as defined below).  The contracts referred to in Subsections (a), (b) and (c) of this Section 1.04 are referred to herein as the "Assumed Contracts."  The Assumed Contracts shall not include, however, and Purchaser shall not assume, any of the contracts listed on Schedule 1.04 under the heading "Excluded Contracts" (collectively the "Excluded Contracts").

1.05          Intangible Assets.  All rights in respect of owned or licensed Intellectual Property primarily related to the Business including but not limited to the archive of all text, art and sound used in the Business (collectively, the "Assigned Intellectual Property Rights").  For purposes of this Agreement, "Intellectual Property" means (a) any and all United States and foreign patents, patent applications, continuations, continuations in part, and divisionals, reissues, extensions and reexaminations thereof, and inventions (whether or not patentable); (b) trade names, trade dress, logos, packaging design, slogans, work products, internet domain names and websites (including all URLs and website files, content and infrastructure and other related rights) listed on Schedule 6.16, registered and unregistered trademarks and service marks and applications for registration; (c) copyrights in both published and unpublished works, all compilations, databases, software listed on Schedule 6.16, computer programs (source code and object code versions), work product, work for hire, programs, manuals and other documentation, all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (d) any and all know-how, trade secrets, confidential or proprietary information, work product, research in progress, algorithms, data, designs, processes, formulae, methodologies, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, research in progress, proprietary information, data materials and technology, telephone, telex and facsimile numbers and other directory listings and all other intellectual property rights and intangible assets, including any items under development; and (e) goodwill, franchises, licenses, permits, consents, approvals, employee agreements and covenants respecting intellectual property and causes of action (including claims for infringement against third parties) in any of the foregoing rights.  The Assigned Intellectual Property Rights transferred to Purchaser that are not exclusively used in the Business and that are identified in the License Agreement (defined below) will be licensed from Purchaser to Seller under a perpetual, royalty-free license agreement in a form agreed upon by Purchaser and Seller prior to Closing (the "License Agreement").  From and after the Closing, the Seller shall not use any of the Assigned Intellectual Property Rights except as permitted under the License Agreement.  The License Agreement shall also provide for a perpetual, royalty-free license from Seller to Purchaser of all Intellectual Property used in the Business that is not included in the Assigned Intellectual Property Rights.

1.06          Licenses and Permits.  All of Seller's rights in all government licenses, approvals, permits and authorizations (and any applications for the foregoing) listed on Schedule 1.06 ("Licenses and Permits"), to the extent such Licenses and Permits are transferable to Purchaser.

1.07          Records and Documents.  All files, records, books, supplier, dealer and customer lists, work orders, credit information and correspondence, operating data, drawings, plans, designs, financial and tax information, sales and marketing information and all other records and documents of Seller exclusively related to the Business.

1.08          Prepaid Assets.  All prepaid rent, utilities, deposits and other prepaid items of Seller included in the final calculation of Closing Net Working Capital.

1.09          Inventory.  All inventories of Seller used in the Business, including finished goods, titles in process and raw materials and supplies to the extent included in the final calculation of Closing Net Working Capital (collectively, the "Inventory").

1.10          Assets In Closing Net Working Capital.  All assets included in the final calculation of Closing Net Working Capital.

Pursuant to bills of sale delivered by Seller at Closing: (a) PIL agrees to sell, transfer, assign and deliver to LCB free and clear of all Encumbrances and LCB agrees to purchase from PIL as of the Closing Date all rights and title to and interest in the Purchased Assets held by PIL, (b) LLC agrees to sell, transfer, assign and deliver to LCB free and clear of all Encumbrances and LCB agrees to purchase from LLC as of the Closing Date all rights and title to and interest in the Purchased Assets held by LLC, (c)  JRS agrees to sell, transfer, assign and deliver to LCB free and clear of all Encumbrances and LCB agrees to purchase from JRS as of the Closing Date all rights and title to and interest in the Purchased Assets held by JRS, (d) PIL Australia agrees to sell, transfer, assign and deliver to RC2 Australia free and clear of all Encumbrances and RC2 Australia agrees to purchase from PIL Australia as of the Closing Date all rights and title to and interest in the Purchased Assets held by PIL Australia, (e) Seller agrees to sell, transfer, assign and deliver to RC2 UK free and clear of all Encumbrances and RC2 UK agrees to purchase from Seller as of the Closing Date all rights and title to and interest in the Purchased Assets held by PIL UK and all Purchased Assets located in Spain, (f) PIL Mexico agrees to sell, transfer, assign and deliver to LC Mexico free and clear of all Encumbrances and LC Mexico agrees to purchase from PIL Mexico as of the Closing Date all rights and title to and interest in the Purchased Assets held by PIL Mexico, (g) Seller agrees to sell, transfer, assign and deliver to RCL free and clear of all Encumbrances and RCL agrees to purchase from Seller as of the Closing Date all rights and title to and interest in the Purchased Assets located Shezhen, China and in Hong Kong and (h) Seller agrees to sell, transfer, assign and deliver to RC2 Asia free and clear of all Encumbrances and RC2 Asia agrees to purchase from Seller as of the Closing Date all rights and title to and interest in the Purchased Assets located in Beijing, China.

2.            Assets Excluded From Sale.  There shall be excluded from sale under this Agreement only (a) those assets specifically identified in Exhibit 2 attached hereto, (b) the Seller's corporate charter or similar organizational documents, bylaws, qualifications to conduct business as a foreign corporation or other business entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and stock certificates, (c) any of the rights of Seller under this Agreement, any document executed in connection herewith, and any other agreement between Seller on the one hand and Purchaser on the other hand entered into on or after the date hereof and on or prior to the Closing Date, (d) the names "PIL", "PI", "PI Kids", "Publications International" and "Publications International, Ltd." and the goodwill associated with each of such names (provided, however, each such name will be available for limited use on a royalty free basis during the transition period specified in the Transition Services Agreement (as defined below) and only to the extent and for the uses set forth in the Transition Services Agreement), (e) all cash on hand and in banks and other cash items and cash equivalents of Sellers, (f) all receivables of Sellers to the extent that such receivables are payable from any Seller to any other Seller, (g) all of Sellers’ employee benefit plans, programs, arrangements and other commitments relating to their employees, whether written or oral, express or implied, (h) all prepaid expenses and deposits of Sellers with third parties, other than those included in final Closing Net Working Capital, (i) all claims, rights and interest in and to any refunds of federal, provincial, state or local franchise, income or other taxes or fees of any nature whatsoever paid by Sellers for all taxable periods ending prior to, on or after the Closing Date (j) all life insurance policies of officers or other employees of Sellers and all other insurance policies relating to the operation of the Business, (k) the "Poingo" trademark, (l) those internet domain names, websites (including all URLs and website files, content and infrastructure and other related rights) of Seller not included on Schedule 6.16 and (m) assets used exclusively outside the Business (collectively, the "Excluded Assets").

3.            Liabilities.  Except as specifically provided in this Section 3, Purchaser shall not assume, and shall not be obligated to pay, perform or discharge any debts, liabilities or obligations of Seller, whether actual, contingent or accrued, known or unknown, which liabilities shall be retained by Seller and shall hereafter be referred to as the "Excluded Liabilities."

Subject to the terms and conditions of this Agreement and as partial payment for the purchase of the Purchased Assets, Purchaser shall, at Closing, assume and pay, perform and discharge only the following obligations and liabilities of Seller (the "Assumed Liabilities"):  (a) the current working capital liabilities of Seller listed on Schedule 3 up to the amount included in the final Closing Net Working Capital Statement (the "Working Capital Liabilities") and (b) all obligations of Seller arising after the Closing under the Assumed Contracts and Assumed Leases (to the extent such contracts are properly and effectively assigned to Purchaser), but not including any liability or obligation arising out of the breach, nonperformance or defective performance by Seller of any of the Assumed Contracts or Assumed Leases or out of any other event or circumstance occurring on or prior to the Closing.  Notwithstanding the foregoing, Purchaser shall not assume and shall not be obligated to pay, perform or discharge any Working Capital Liabilities to the extent the amount of such Working Capital Liabilities exceed the amounts of such items reflected on the final Closing Net Working Capital Statement (and the excess amount of such Working Capital Liabilities shall be considered Excluded Liabilities).

Purchaser shall not be liable for any other matter, event or circumstance occurring prior to the close of business on the Closing Date, including, without limitation, matters arising out of or related to products of the Business manufactured on or prior to the Closing Date, any real property leased, owned or occupied by Seller or the Business, matters arising out of or related to products of the Business sold on or prior to the Closing Date, the bonus payments described on Schedule 6.04, items which would not constitute a breach of a representation and warranty in this Agreement, items disclosed in Section 6 or the schedules to Section 6 of this Agreement or items otherwise known to Purchaser unless such items are otherwise Assumed Liabilities under this Section 3.

Pursuant to assignment and assumption agreements executed by Seller and Purchaser at Closing: (a) LCB shall, at Closing, assume and timely pay, perform and discharge the Assumed Liabilities of PIL, (b) LCB shall, at Closing, assume and timely pay, perform and discharge the Assumed Liabilities of LLC, (c) LCB shall, at Closing, assume and timely pay, perform and discharge the Assumed Liabilities of JRS, (d) RC2 Australia shall, at Closing, assume and timely pay, perform and discharge the Assumed Liabilities of PIL Australia, (e) RC2 UK shall, at Closing, assume and timely pay, perform and discharge the Assumed Liabilities of PIL UK and (f) LC Mexico shall, at Closing, assume and timely pay, perform and discharge the Assumed Liabilities of PIL Mexico.

4.            Purchase Price.

4.01          Amount.  In consideration of Seller’s sale, assignment and transfer of the Purchased Assets and the performance by it of all of the terms, covenants and provisions of this Agreement on its part to be kept and performed, Purchaser shall pay to Seller the purchase price of One Hundred Sixty-Three Three Million Dollars ($163,000,000.00) (as adjusted pursuant to Section 4.04 below, the "Purchase Price") payable as set forth below and shall assume all of the Assumed Liabilities on the Closing Date.

4.02         Manner of Payment of the Purchase Price at Closing.  At Closing, Purchaser shall (a) assume the Assumed Liabilities by executing the Assignment and Assumption Agreement (as defined in Section 10.03(c) below) and (b) pay to Seller, by wire transfer of immediately available funds, an amount equal to One Hundred Sixty-Three Million Dollars ($163,000,000.00) plus the amount, if any, by which the Estimated Closing Net Working Capital (as determined in accordance with Section 4.04) exceeds Thirty-Five Million Twenty-Two Thousand Dollars ($35,022,000) (the "Initial Net Working Capital") or minus the amount, if any, by which Initial Net Working Capital exceeds the Estimated Closing Net Working Capital (the "Estimated Purchase Price") and minus Five Million Dollars ($5,000,000.00) (the "Escrow Amount").  At Closing, the Escrow Amount shall be wired by Purchaser to a bank selected by Purchaser in the Purchaser's bank group subject to the consent of PIL, which consent shall not be unreasonably withheld (the "Escrow Agent").  The Escrow Amount shall be held and applied by the Escrow Agent in accordance with the terms and conditions set forth in the escrow agreement in the form of Exhibit 4.02 attached hereto among LCB, on behalf of Purchaser, PIL, on behalf of Seller and the Escrow Agent (the "Escrow Agreement").  The Escrow Amount, plus a corresponding amount of any interest accrued thereon, will be released to Seller as follows:  one-third (1/3rd) on the date that is six (6) months after the Closing Date less any outstanding claims on such date; one-third (1/3rd) on the date that is twelve (12) months after the Closing Date less any outstanding claims on such date; and the balance on the date that is eighteen (18) months after the Closing Date less any outstanding claims on such date.  All fees and charges of the Escrow Agent shall be the sole responsibility of Purchaser.

4.03.        Allocation of Purchase Price.  Within ten days following the date of this Agreement, the Seller shall deliver a proposed allocation of the Purchase Price among the different categories of Purchased Assets.  The parties shall mutually agree upon the final allocation of the Purchase Price among the different categories of Purchased Assets prior to Closing.  The Seller's proposed allocation and the final allocation agreed to by the parties shall be in accordance with all applicable laws.  The parties shall report the tax consequences of the transactions called for in this Agreement in a manner consistent with final allocation agreed upon by the parties in accordance with this Section 4.03.  Neither Purchaser nor Seller shall take a position for tax purposes which is inconsistent with such allocation unless required to do so under applicable law and prior written notice is given to each of the other parties hereto.

4.04         Post-Closing Adjustments.

(a)            At least three business days prior to the Closing Date, the Seller shall prepare and deliver to Purchaser a good faith estimate of the Net Working Capital (as defined below) as of the Closing Date (the "Estimated Closing Net Working Capital"), along with a report showing in reasonable detail its calculation of such amount.

(b)            As soon as practicable, but not later than 60 days after the Closing, Purchaser shall prepare and deliver to Seller a statement (the "Closing Net Working Capital Statement") setting forth Purchaser's proposed calculation of the Net Working Capital as of 12:01 a.m. on the Closing Date ("Closing Net Working Capital").  Seller and its accountant shall have the ability to participate in the preparation of the Closing Net Working Capital Statement.  The Closing Net Working Capital Statement shall be prepared in a manner consistent with the preparation of the Initial Net Working Capital (which was derived in part from the Seller's consolidated financial statements prepared in accordance with GAAP) and the Sample Pro Forma Net Working Capital Statement attached hereto as Schedule 4.04(b), including the methodology used in calculating reserves and allowances; provided, however, that the Net Working Capital Statement as of the Closing Date shall reflect no assets or liabilities other than Purchased Assets and Assumed Liabilities.  Notwithstanding anything herein to the contrary, any inventory related to the Excluded Contracts set forth on Schedule 1.04 shall be excluded from Closing Net Working Capital.

(c)            Purchaser shall permit Seller to review all accounting records and all work papers and computations used by Purchaser in the preparation of the Closing Net Working Capital Statement. If Seller does not give notice of dispute to Purchaser within 45 days of receiving the Closing Net Working Capital Statement prepared by Purchaser, the Closing Net Working Capital Statement prepared by Purchaser shall become the final Closing Net Working Capital Statement and the Closing Net Working Capital set forth on the Closing Net Working Capital Statement prepared by Purchaser shall be conclusive and binding upon Seller and Purchaser for purposes of this Agreement.  If Seller gives notice of dispute to Purchaser within such 45-day period, Seller and Purchaser shall negotiate in good faith to resolve the disputed items.  Any notice of dispute delivered hereunder shall set forth the specific line items in dispute and provide the basis for such dispute in reasonable detail.  If, after 15 days from the date notice of a dispute is given hereunder, Seller and Purchaser cannot agree on the resolution of all of the disputed items, the items still in dispute shall be referred to an independent public accounting firm acceptable to both Purchaser and Seller (the "Unrelated Accounting Firm") to resolve the dispute, whose decision as to the issues in dispute shall be conclusive and binding upon Seller and Purchaser for purposes of this Agreement.  The Unrelated Accounting Firm shall address only those issues in dispute and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees and expenses of the Unrelated Accounting Firm pertaining to the dispute resolution hereunder shall be shared equally by Seller and Purchaser.

(d)            If the Closing Net Working Capital as finally determined pursuant to Section 4.04(c) is less than the Estimated Closing Net Working Capital, the Estimated Purchase Price shall be reduced by the difference between the Estimated Closing Net Working Capital and the Closing Net Working Capital as finally determined pursuant to Section 4.04(c) (but only if such excess is greater than $10,000).  If the Closing Net Working Capital as finally determined pursuant to Section 4.04(c) is more than the Estimated Closing Net Working Capital, the Estimated Purchase Price shall be increased by the difference between the Estimated Closing Net Working Capital and the Closing Net Working Capital as finally determined pursuant to Section 4.04(c) (but only if such excess is greater than $10,000).

(e)            If the effect of the adjustments to the Estimated Purchase Price pursuant to Section 4.04(d) is an increase in the Estimated Purchase Price, Purchaser shall pay to Seller, by wire transfer, the amount of such increase in the Estimated Purchase Price within five business days of Seller's acceptance (or deemed acceptance) of the Closing Net Working Capital Statement or, if applicable, within five business days of receipt of a determination in resolution of any dispute over the Closing Net Working Capital Statement as provided for in Section 4.04(c).  If the effect of the adjustments to the Estimated Purchase Price pursuant to Section 4.04(d) is a decrease in the Estimated Purchase Price, Seller shall pay to Purchaser, by wire transfer, the amount of such decrease in the Estimated Purchase Price within five business days of Seller's acceptance (or deemed acceptance) of the Closing Net Working Capital Statement or, if applicable, within five business days of receipt of a determination in resolution of any dispute over the Closing Net Working Capital Statement as provided for in Section 4.04(c).  Any payments made after the 5th day following final resolution of Closing Net Working Capital shall be subject to interest at a rate of 12% per annum from the date of final resolution pursuant to Section 4.04(c) to the date of payment of the entire amount due (including all interest on any such late payment).  The party owing any amounts to the other party pursuant to Section 4.04(d) and this Section 4.04(e) shall pay all of the reasonable, third-party out-of-pocket costs of collection of any such amounts due.

(f)            For purposes of this Agreement, "Net Working Capital" means the amount of the current asset line items, accounts or classifications of the Business set forth on Schedule 4.04(f) (net of all reserves) minus the amount of current liability line items, accounts or classifications of the Business set forth on Schedule 4.04(f).

4.05         Payments of Transfer Tax.  All taxes imposed in connection with the sale and transfer of the Purchased Assets to Purchaser shall be borne by Seller, and Seller shall indemnify and hold Purchaser harmless with respect to any such tax which might be levied on or collected from Purchaser.  Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms, as may be required to comply with the provisions of such tax laws.  Purchaser and Seller shall also cooperate in providing each other with appropriate resale exemption certifications and other similar tax and fee documentation.

4.06         HSR Act Filing.  Purchaser and Seller agree to cooperate in preparing and filing any notice or other filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") for the transactions contemplated by this Agreement as soon as practicable following the date of the Agreement; provided, however, that Purchaser and Seller shall use their respective best efforts to prepare and file such HSR Act application as soon as reasonably practicably following the date of this Agreement, but in no event later than ten days after the date of this Agreement.  Purchaser and Seller shall use their respective commercially reasonable efforts to obtain the waiver by the Federal Trade Commission and the U.S. Department of Justice of any objection to the consummation of the transactions contemplated hereby and/or obtain the early termination or expiration of any applicable waiting period under the HSR Act.  To the extent required by law, each of the parties shall proceed to obtain any other regulatory or government consent or waiver, and to effect any registrations or filings as may be necessary for it to consummate the transactions contemplated hereby.  The HSR Act filing fees shall be paid by Purchaser.

5.            Closing.  The closing (the "Closing") of the transactions pursuant to this Agreement shall take place at the offices of Much Shelist, 191 North Wacker Drive, Suite 1800, Chicago, Illinois, at such time as Seller and Purchaser shall mutually agree within five days after the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby shall have occurred (other than conditions with respect to actions the respective parties will take at the Closing itself).  The date on which the Closing occurs is referred to herein as the "Closing Date."  The Closing will be deemed effective as of 12:01 a.m. on the Closing Date.  By mutual agreement of the parties, the Closing may be alternatively accomplished by facsimile/PDF transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service to arrive on the next business day following the Closing.

6.            Representations and Warranties of Seller.  Seller represents and warrants to Purchaser that:

6.01         Corporate Organization.  PIL is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.  LLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  JRS is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.  PIL Australia is a limited liability partnership duly organized and validly existing under the laws of Australia.  PIL UK is a limited liability partnership duly organized and validly existing under the laws of the United Kingdom.  PIL Mexico is a corporation duly organized, validly existing and in good standing under the laws of Mexico.  Each Seller has the requisite corporate power and authority to own, operate and lease its assets and carry on the Business as now conducted.  The Seller is duly licensed and qualified to do business in and is in good standing under the laws of each state or other jurisdiction where failure to do so would materially adversely affect the Business.

6.02         Authorization of Agreement.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements to be executed and delivered by the Seller pursuant to this Agreement and to consummate the transactions provided for herein and therein and the execution and delivery of this Agreement by the Seller and the other agreements to be executed and delivered by the Seller pursuant to this Agreement and the performance by it of the obligations to be performed hereunder and thereunder have been duly authorized by all requisite corporate action.  Except as set forth on Schedule 6.02 and any filing required under the HSR Act, the execution and delivery of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, the terms or conditions of the Seller's Articles of Incorporation or By-Laws or other incorporation or organizational documents, any law, rule, regulation, statute, order, judgment or decree or any mortgage, lease, franchise, license, permit, contract, agreement and/or instrument to which the Seller is a party or by which the Seller is bound.  This Agreement is, and each other agreement and document to be executed by the Seller pursuant hereto will be when so executed, a valid and binding obligation of the Seller, enforceable in accordance with their terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles.  Except as set forth in Schedule 6.02, the Seller is not required to give any notice to, make any filing with, or obtain any consent from, any third party in connection with the sale, transfer and assignment of the Purchased Assets to the Purchaser, the execution and delivery of this Agreement and the other agreements to be executed and delivered by the Seller pursuant to this Agreement and/or the consummation or performance of any of the transactions contemplated hereby or thereby.

6.03         Financial Statements.  Attached as Schedule 6.03 are the following (collectively, the "Financial Statements"):  (a) pro-forma statement of net assets of the Business as of March 31, 2008; (b) pro-forma financial results of the Business for the fiscal years ended May 31, 2005, May 31, 2006 and May 31, 2007; (c) pro-forma financial results of the Business for the ten-month period ended March 31, 2008.  The Financial Statements have been prepared on the basis of the books and records maintained by Seller in the ordinary course of business in a manner consistently used and applied for each of the periods involved and present fairly, in all material respects, the assets and liabilities of the Business as at the respective dates thereof and the results of operations for the periods covered thereby.  The books and records of Seller to which such statements relate are, in all material respects, complete and fully and fairly reflect bona fide transactions set forth therein.

6.04         Absence of Undisclosed Liabilities.  Except as set forth on Schedule 6.04, there are no liabilities or obligations, direct or indirect, absolute or contingent, known or unknown, arising out of or relating to the Business, except (a) liabilities or obligations reflected or reserved against on the Financial Statements; (b) liabilities incurred in the ordinary course of business after March 31, 2008, consistent with the prior practice of the Business, which, in the aggregate, do not result in any material adverse change in the financial condition of the Business from that set forth in the Financial Statements and (c) liabilities arising under the Assumed Contracts and Assumed Leases (except for any liability or obligation arising out of the breach, nonperformance or defective performance by the Seller of any of the Assumed Contracts or Assumed Leases).

6.05         Business Changes.  Except as otherwise disclosed on Schedule 6.05, since the March 31, 2008, there has not been with respect to the Business:

(a)            any (i) material adverse change in the business, financial condition, results of operations or properties; (ii) damage, destruction or loss (whether or not covered by insurance); or (iii) transaction outside the ordinary course of business;

(b)            any sale, lease, transfer, assignment, abandonment or other disposition of any material asset of the Business outside the ordinary course of business;

(c)            any notice to the Seller (i) that any customer of the Business which accounted for 5% or more of the Business' total net sales for the ten months ended March 31, 2008 intends to terminate or significantly reduce its relationship with the Business, (ii) that any licensor of any intellectual property to the Seller which accounted for 5% or more of the Business' total net sales for the ten months ended March 31, 2008 is likely to terminate or significantly revise or amend its relationship or contracts with the Seller or the Business or (iii) of the termination or potential termination of any other contract, lease or relationship, including relationships with suppliers, or licensors which, in any case or in the aggregate, has or may have a material adverse effect upon the Business;

(d)            any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to be paid, or any agreement or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any employee, shareholder, director, officer, sales distributor or agent of the Business, other than in the ordinary course of business consistent with past practice;

(e)            any (i) failure by the Seller to replenish its inventories and supplies of the Business in a normal and customary manner consistent with its prior practice; or (ii) other material change in its selling, pricing, advertising or personnel practices inconsistent with the prior practice of the Business;

(f)            any payment of any material liability of the Business other than those then required to be discharged or satisfied or current liabilities shown on the Financial Statements and current liabilities incurred since the March 31, 2008 in the ordinary course of business and consistent with past practices;

(g)            any material deviation from the ordinary and usual course of conducting the Business in contemplation of the transactions described in this Agreement or otherwise;

(h)            any capital expenditures of the Business in excess of $250,000;

(i)            any mortgage, pledge or creation of any lien, charge, security interest or other encumbrance on any of the Purchased Assets except for Permitted Encumbrances;

(j)            any change or modification to the Seller's accounting methods or practices with respect to the Business;

(k)            any material change in the general composition of the assets and liabilities of the Business, including, without limitation, an acceleration of the collection of any accounts receivable or a delay in the payment of any accounts payable outside of the ordinary course of business, consistent with past practice;

(l)            with respect to the Business, any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slow-downs or lockouts or any material adverse change in its relations with its employees, agents, customers or suppliers;

(m)            with respect to the Business, any indebtedness assumed or incurred by the Business, any capitalized leases entered into, any liability or obligation incurred not in the ordinary course of business or any loan or advance made to any person;

(n)            any material assets of the Business written up or written down, any material inventory of the Business revalued or any other change made in the management of working capital or cash balances of the Business; and/or

(o)            any binding agreement or commitment (whether written or oral) entered into to do any of the foregoing.

6.06         Real Property.  Schedule 6.06 sets forth a true and complete list of all real property owned, used or occupied by the Seller in connection with the Business and identifying which parcels are owned and which are leased.

6.07         Inventory.  The inventory of the Business is of a quality and quantity usable and saleable in the ordinary course of business consistent with the past practice of the Business subject to applicable reserves for excess and obsolete inventory.  The value at which the Seller carries the inventory of the Business on the Financial Statements reflects its customary inventory valuation policy of stating inventory on the FIFO method at the lesser of cost or market.  No inventory of the Business has been consigned to others.  The quantity of the inventory of the Business is sufficient and adequate for, but is not materially in excess of the level appropriate to, the conduct of the Business as it previously has been conducted.  The Seller has not made any purchase commitments with respect to the Business in excess of normal, ordinary and usual requirements.

6.08         Title to Seller's Assets.  The Seller has good and marketable title to, or a valid and binding leasehold interest in, all the Purchased Assets, free and clear of all mortgages, security interests, title retention agreements, options to purchase, rights of first refusal, liens, easements, encumbrances, restrictions and other burdens of any nature whatsoever ("Encumbrances"), except for those Encumbrances described on Schedule 6.08 (collectively, "Permitted Encumbrances").

6.09         Condition and Sufficiency of Assets.  The tangible assets of the Business, other than inventory, are in all material respects in good condition and working order (reasonable wear and tear excepted) and are adequate, in quality and quantity, for the operation of the Business.  No maintenance outside the ordinary course of business is needed with respect to the Purchased Assets.  Except as set forth on Schedule 6.09, the Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to conduct the Business in the manner presently conducted or presently proposed by Seller to be conducted.  Except as set forth on Schedule 6.09 all material assets primarily related to the Business are included in the Purchased Assets.

6.10         Contracts and Leases.  Other than the Assumed Leases listed on Schedule 1.03 and the Assumed Contracts listed on Schedule 1.04, Schedule 6.10 sets forth each of the following contracts, leases, agreements and/or commitments to which the Business is bound:

(a)            any agreement that involves the performance of services or delivery of goods or materials by or to the Business in excess of $100,000 and any agreement not involving the performance of services or delivery of goods or materials by or to the Business with a total remaining commitment in excess of $200,000;

(b)            any agreement that was not entered into in the ordinary course of business;

(c)            any agreement affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any personal property;

(d)            any agreement with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment, or any employment, severance, commission, bonus or consulting agreements;

(e)            any agreement containing covenants that in any way purport to restrict the Business or limit the freedom of the Business to engage in any line of business or to compete, in each case with any person with respect to any aspect of the Business or use of the Purchased Assets;

(f)            any agreement relating to confidentiality, nonsolicitation or non-competition (whether the Business is subject to or the beneficiary of such obligations);

(g)            any agreement under which the Business is or may become obligated to pay any severance, change of control, profit sharing, success bonuses or similar payments or special compensation;

(h)            any employment, consulting, publishing, independent contractor, agency, dealer, distributor, sales representative, marketing, commission or other similar agreement of the Business;

(i)            any agreement relating to the settlement or resolution of any claim, action, dispute, litigation or proceeding in excess of $50,000 within the past three years relating to the Business;

(j)            any agreement that contains or provides for an undertaking by the Business to indemnify or hold harmless a third party or be responsible for consequential damages;

(k)            any agreement for capital expenditures in excess of $250,000 or executory agreement for the sale of any capital asset;

(l)            license agreements or other contracts or agreements relating to Intellectual Property;

(m)            any agreement mortgaging, pledging or otherwise placing a security interest or lien on any of the Purchased Assets;

(n)            any guaranty of any obligation for borrowed money or otherwise;

(o)            any contract or agreement which is material to the Business;

(p)            any agreement involving a sharing of profits, losses, costs or liabilities by the Business with any other person;

(q)            dealer, distributor, sales representative or broker contracts;

(r)            any amendments, supplements or modifications to the agreements referenced in clauses (a) through (q) above.

The Assumed Contracts and Assumed Leases are legally valid and binding and in full force and effect with respect to the Seller and, to the Seller's knowledge, with respect to the other parties thereto and would not if performed in accordance with their terms, violate any applicable law, rule, regulation, order, judgment, or permit.  Neither the Seller nor, to the Seller's knowledge, any of the other parties to any of the Assumed Contracts or Assumed Leases are in default or breach thereof, and the Seller has no written notice or, or to Seller's knowledge, any oral notice of any claimed breach, or of the occurrence of any event which after the passage of time or the giving of notice or both would constitute a breach by any party to any Assumed Contract or Assumed Lease.  Except as set forth on Schedule 6.02, none of the rights of the Business under any Assumed Contract or Assumed Lease will be impaired in any respect by the consummation of the transactions contemplated by this Agreement and the assignment to Purchaser.  The Seller has delivered to the Purchaser correct and complete copies of all Assumed Contracts and Assumed Leases.

6.11         Litigation and Proceedings.

(a)            Except as set forth in Schedule 6.11, there is no claim, demand, cause of action, investigation, inquiry, suit, action or legal, administrative, arbitrative or other proceeding ("Claim") pending or, to the Seller's knowledge, threatened against the Seller with respect to the Business or affecting the Purchased Assets, and, to the Seller's knowledge, the Seller is not under investigation with respect to any charge concerning violation of any law or administrative regulation, federal, local or state with respect to the Business. Set forth on Schedule 6.11 is a summary of all Claims in excess of $50,000 that were made against the Seller with respect to the Business or affecting the Purchased Assets in the two-years prior to the date of this Agreement.  Such summary includes a brief description of each such Claim, the amount or value of such Claim, and a brief description of its current status or final disposition.

(b)            Except as set forth in Schedule 6.11, (i) there have been no Claims relating to products designed, manufactured, produced or sold by the Seller with respect to the Business, or services rendered by the Seller with respect to the Business which are presently pending or which, to the Seller's knowledge, are threatened, or which have been asserted in writing or commenced against the Seller within the three years prior to the date hereof, in which a party thereto either requested injunctive relief (whether temporary or permanent) or alleged damages in excess of $100,000 (whether or not covered by insurance) and (ii) the products of the Business have been designed, manufactured and produced so as to meet and comply with all laws, rules, regulations and standards and contractual obligations currently in effect. The Business has no liability (and, to the knowledge of the Seller, there is no reasonable basis for) arising out of any injury to any individuals or property as a result of the design, manufacture, ownership, sale, possession, or use of any product designed, manufactured, sold, licensed, leased or delivered by the Business. Schedule 6.11 hereto sets forth a summary of any consumer corrective action, upgrade campaign, recall or safety advisory within the three years prior to the date hereof on products designed or manufactured by the Business, describing in each case the nature of the problem giving rise to such action, the estimated number of products affected and the estimated aggregate costs incurred for each such action, recall or safety advisory.

6.12         Government Licenses and Permits.  The Seller has all domestic and foreign governmental licenses and permits necessary to conduct the Business and own and use the Purchased Assets and such licenses and permits are in full force and effect.  To Seller's knowledge, all the rights of the Seller under all licenses and permits shall continue to be in full force and effect after the consummation of the transactions contemplated by this Agreement.  No Claim or proceeding is pending or, to the Seller's knowledge, threatened regarding the revocation or limitation of any such governmental license or permit and there is no basis or grounds for any such revocation or limitation.

6.13         Taxes.

(a)            The following definitions will apply for purposes of this Agreement:

(i)            "Tax" or "Taxes" means taxes and similar charges, fees, duties or other assessments, including income tax, excise tax, property tax, sales tax, use tax, franchise tax, withholding tax, social security and unemployment taxes, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, dividend withholding tax, residential property tax, wealth tax, value added tax, customs and other import and export duties, excise duties, stamp duty, capital duty imposed by any governmental authority and any interest, penalties or additions relating to such taxes, charges, fees, levies or other assessments.

(ii)            "Return" or "Returns" shall mean all returns, estimated returns, forms, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any governmental authority in connection with the determination, assessment or collection of Taxes.

(b)            All Returns required to be filed by, or with respect to any activities of the Business have been timely filed in accordance with all applicable laws, rules and regulations, and all Taxes due and payable with respect to such Returns (whether or not shown on such Returns) or otherwise by the Business have been timely paid in full. All such Returns are true, correct and complete in all material respects. As of the Closing Date, the Business will not have any liability or obligation for Taxes in excess of the accruals for Taxes reflected on the final Closing Net Working Capital Statement. There is no Claim or audit now pending against, or with respect to, the Business in respect of any Taxes or assessments. With respect to the Business, the Seller has deducted, withheld and timely paid to the appropriate governmental authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Seller has complied with all reporting and recordkeeping requirements in connection therewith.

(c)            Set forth on Schedule 6.13 is a list of each jurisdiction in which the Seller files Returns with respect to the Business and the type of Return filed. Within the last five years, no claim has been made by an authority in a jurisdiction where the Seller does not file Returns with respect to the Business that the Business is or may be subject to taxation by that jurisdiction, and, to the Seller's knowledge, there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any of the Purchased Assets. The Seller has not waived any statute of limitations in respect of Taxes of the Business or agreed to any extension of time with respect to a Tax assessment or deficiency or filing a Return with respect to the Business. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any governmental authority with or in respect of the Seller with respect to the Business.

6.14         Employee Benefit Plans.

(a)            The following definitions will apply for purposes of this Agreement:

 (i)            COBRA.  Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

                                                                (ii)            Code.  The Internal Revenue Code of 1986, as amended, and the regulations, rulings, and forms issued thereunder.

                                                               (iii)            Employee Benefit Plan.  Any Pension Plan, Welfare Plan, or Fringe Benefit Plan of the Seller's, whether written or oral and whether qualified or non-qualified, and any trust, escrow, or other agreement covering any present or former directors, officers, employees, or their respective dependents of the Business.

                                                               (iv)           ERISA.  The Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations, and forms issued thereunder.

                                                                (v)           ERISA Affiliate.  Any entity (whether or not incorporated) which is or was, together with the Seller, treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

                                                               (vi)           Fringe Benefit Plans.  Any fringe benefit plan under Code Sections 125, 127, 129, 132, or 137 and any bonus, incentive compensation, restricted stock, other stock-based incentive, salary continuation, bonus plan, employment-related change in control benefit, and any other payment or benefit which is not within the meaning of a Pension Plan or Welfare Plan.

                                                              (vii)           Pension Plan.  Each "employee pension benefit plan" as defined in Section 3(2) of ERISA.  The term "Pension Plan" includes an "employee pension benefit plan" which is subject to an exemption under ERISA.

                                                             (viii)           Welfare Plan.  Each "employee welfare plan" as defined in ERISA Section 3(1), including medical reimbursement benefits provided under a Fringe Benefit Plan subject to Code Section 125 and health reimbursement arrangements.

                                                (b)            Schedule 6.14 lists all Employee Benefit Plans maintained, sponsored, or contributed to by the Seller or any ERISA Affiliate which cover or provide benefits for employees or former employees (including any beneficiaries or dependents thereto) of the Business. The Seller has delivered to Purchaser true and complete copies of each Employee Benefit Plan, including all amendments thereto, and a written summary of any Employee Benefit Plan not in writing.

(c)            The Seller and ERISA Affiliates have maintained and operated each Employee Benefit Plan in material compliance with the applicable plan documents and all applicable laws relating to the Employee Benefit Plans. The Seller and ERISA Affiliates have incurred no material liability to any governmental agency in connection with any Employee Benefit Plan.

(d)            The Seller and ERISA Affiliates do not (at this time or any prior time) sponsor, maintain, or contribute to any defined benefit plan or any multi-employer plan within the meaning of ERISA Section 3(37).

(e)            No Employee Benefit Plan provides medical, life, or other welfare benefits (whether or not insured), with respect to persons who are not current employees of the Business or ERISA Affiliates (other than coverage mandated by COBRA). Each Employee Benefit Plan that is a Welfare Plan that is a "group health plan" within the meaning of Code Section 5000 has been operated in material compliance with the applicable plan document, COBRA and ERISA. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, excess parachute payment (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Business under any Employee Benefit Plan or otherwise.

6.15         Labor Matters.

(a)            Except as set forth on Schedule 6.15, the Business is not bound by any union collective bargaining agreements or other labor contracts.  The Business is not subject to any pending arbitration or grievance proceeding or other claim relating to any labor contract nor, to the Seller's knowledge, is any such action threatened.  Except as set forth on Schedule 6.15, within the last five (5) years, the Business has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements, and there is currently no labor strike, dispute, request for representation, slow down or stoppage actually pending, or to the knowledge of the Seller, threatened against or affecting the Business.

(b)            The Business is not bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit which in any case may adversely affect the Business or the Purchased Assets. The Seller has no written notice or, to the Seller's knowledge, other notice of any employment discrimination, safety or unfair labor practice or other employment-related investigation, claim or allegation against the Seller with respect to the Business or to the Seller's knowledge, any set of facts which would reasonably be expected to constitute a basis for such an action.

(c)            The Seller has provided the Purchaser all of the written employment agreements and policies of the Business presently in effect.

(d)            The Seller has made all required payments to the appropriate governmental authorities with respect to applicable unemployment compensation reserve accounts for the employees of the Business. Schedule 8.04 sets forth a true and complete list of the current location, salary and hire date of the employees listed on Schedule 8.04.

6.16         Intangible Assets.

(a)            Schedule 6.16 contains a true and complete list of all of the Seller's patents, trademarks, trade names, service marks, copyrights and licenses thereof and all corresponding registrations, pending applications and applications to be filed therefor.  Seller is the owner or valid licensee of all right, title and interest in and to the Assigned Intellectual Property Rights, free and clear of all Encumbrances.  No licenses, sublicenses, covenants or agreements have been granted or entered into relating to any of the Assigned Intellectual Property Rights.  The Business and the use of its products have not and do not infringe, misappropriate or otherwise make any unlawful or unauthorized use of any patents, trademarks, trade names, copyrights, licenses, intangible assets or intellectual property rights of others and, to Seller's knowledge, there exists no basis to make any such claims.  The Assigned Intellectual Property Rights are all of the intellectual property necessary for the operation of the Business as it is currently conducted.  There are no inquiries, investigations or Claims or litigation challenging or threatening to challenge the Business' right, title and interest with respect to its ownership, continued use and right to preclude others from using any such Assigned Intellectual Property Rights.  All Assigned Intellectual Property Rights are valid and enforceable and there are no equitable defenses to enforcement based on any act or omission of the Seller.  To the Seller's knowledge, no other person is infringing on the Assigned Intellectual Property Rights.  All registered Assigned Intellectual Property Rights have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.  Set forth on Schedule 6.16 are complete and correct lists of: (i) all royalties or other consideration in excess of $50,000 for the ten month period ended March 31, 2008 that the Business pays for the right to use any Intellectual Property rights of others (other than commercially available off-the-shelf software) and (ii) all agreements or arrangements (whether oral or written) pursuant to which the Business guarantees or has committed to pay royalties or other consideration of at least $100,000 a year for the right to use any Intellectual Property rights of others (other than commercially available off-the-shelf software).

(b)            Upon consummation of the transactions contemplated by this Agreement, Purchaser shall receive the right, title and interest in and to all tangible and intangible property rights existing in the Assigned Intellectual Property Rights. All the Assigned Intellectual Property Rights are transferable to Purchaser, and upon consummation of the transactions contemplated by this Agreement, all Assigned Intellectual Property Rights will be available for Purchaser on the same terms after Closing. Seller has developed the Assigned Intellectual Property Rights entirely through its own efforts and for its own account (or has received a valid assignment of rights), other than licensed Assigned Intellectual Property Rights. All Assigned Intellectual Property Rights that have been created by any independent contractor or other third party for Seller have been fully assigned to Seller, other than the Assigned Intellectual Property Rights owned by independent contractors or third parties and licensed to Seller pursuant to the license agreements listed Schedule 6.16. Seller is not in default under any of the license agreements listed or required to be listed on Schedule 6.16. Schedule 6.16 sets forth a list of all transfer fees and other restrictions on the transfer or assignment of any Assigned Intellectual Property Rights including, but not limited to, the license agreements set forth on Schedule 6.16. Seller has at all times used commercially reasonable efforts to protect the proprietary and trade secret status of the Assigned Intellectual Property Rights, as appropriate, and, to Seller's knowledge, has not disclosed or otherwise caused the loss of the proprietary or trade secret status thereof by release thereof to the public domain.

6.17         Compliance with Law.  The operation of the Business and use of the Purchased Assets are in material compliance with all applicable federal, state, local and international laws or ordinances and any other rule or regulation of any international federal, state or local agency or body, including, without limitation, all energy, safety, environmental, zoning, health, export, import, trade practice, antidiscrimination, antitrust, wage, hour and price control laws, orders, rules or regulations.  Within the last three (3) years, no event has occurred that constituted or resulted in a violation by the Business of, or a failure on the part of the Business to comply with, any federal, state, local and international laws or ordinances and any other rule or regulation of any international federal, state or local agency or body.  Schedule 6.17 lists all citations issued to the Business in the three years prior to the date hereof from any city, state or federal or foreign agency.  All such citations that have been issued have been properly remedied.  No notice from any governmental body or other person has been served upon the Business or upon any of the Purchased Assets or received by or on behalf of the Business claiming any violation or alleged violation of any law, ordinance, code, rule or regulation or requiring, or calling attention to the need for, any work, repairs, construction, alterations or installation on or in connection with the Purchased Assets or the Business with which the Seller has not complied.  The Business has no liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violations of any law, ordinance, code, rule or regulation.  All reports and returns required to be filed by the Business with any governmental authority have been filed and were accurate and complete when filed.

No payments of cash or other consideration have been made to any person, entity or government by the Seller or by any agent, employee, officer, director, shareholder or other person or entity on behalf of the Business which were unlawful under the laws of the United States or any state, foreign, local or other governmental authority.

6.18         Certain Transactions.  Except as set forth on Schedule 6.18, during the three years prior to the date hereof, the Seller has not, with respect to the Business, directly or indirectly, had any transaction or agreement with any of the Seller's shareholders, officers or directors, or their affiliates, except for remuneration for services performed on behalf of the Seller.  Except as set forth on Schedule 6.18, with respect to the Business, the Seller does not owe any amount to, or have any outstanding contract with or commitment to, any of the Seller's shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such person owes any amount to the Seller with respect to the Business.  No part of the property or assets of any of the Seller's shareholders, officers, directors or employees or any direct or indirect subsidiary or affiliate of any of the Seller's shareholders is used by the Seller in the Business.  Except as set forth on Schedule 6.18, following the Closing, no shareholder of the Seller or other affiliate has any ownership or interest in any of the Purchased Assets.

6.19         Insurance.  Schedule 6.19 sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to the Business and/or the Purchased Assets (the "Insurance Policies").  To Seller's knowledge, all such policies are valid, outstanding and enforceable policies.  No written notice of cancellation or termination has been received by the Seller with respect to any such policy.  All premiums currently payable or previously due on the Insurance Policies have been paid.  The Seller has not received written notice from any of its insurance carriers that any insurance premiums relating to the Insurance Policies will be increased in the future outside of the ordinary course, that any insurance coverage provided by the Insurance Policies will not be available to the Seller in the future on substantially the same terms as now in effect or that any historical limits have been materially impaired or exhausted.  The Seller has previously made available to the Purchaser complete copies of each of the Insurance Policies.

6.20         Accounts Receivable.  All accounts receivable of the Business reflected on the Financial Statements and those existing as of the Closing Date represent valid claims for bona fide, arms length sales of goods and services actually made by the Seller in the ordinary course of its business.  As of the date of this Agreement, all such accounts receivable are collectible in the ordinary course of business using normal collection practices of the Seller at the aggregate recorded amounts thereof, net of the reserves included in final Closing Net Working Capital, and none of such accounts receivable is subject to any set off or counterclaim or is in dispute, in amounts which in the aggregate are in excess of the reserves included in final Closing Net Working Capital.  Schedule 6.20 sets forth an aging schedule of the accounts and notes receivable of the Business as of March 31, 2008, and such schedule is correct and complete.

6.21         Major Customers and Suppliers.  Schedule 6.21 sets forth a list of the ten largest customers of the Business for the fiscal year ended May 31, 2007 and the interim period ended March 31, 2008 (determined on the basis of the total dollar amount of sales) showing the dollar amount of net revenues from each such customer during such year and partial year.  Schedule 6.21 also sets forth a list of the ten largest suppliers of the Business in terms of dollar volume of purchases during such fiscal year and partial year.  There has not been, nor to the Seller's knowledge is there any basis for, any adverse change in the business relationship of the Business with any such customer or supplier in the previous 12 months, except as set forth on Schedule 6.21.

6.22         Products.

(a)            Attached to Schedule 6.22 are complete and accurate copies of the standard terms and conditions of sale for each of the products of the Business which contain applicable guaranty, warranty and indemnity provisions and a complete and accurate list of all warranty claims made against the Business in the past two years. Except as set forth on Schedule 6.22, no product sold or delivered by the Business is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

(b)            Seller has no liability (and to Seller's knowledge, there is no reasonable basis for any claim or liability) in respect of any product sold prior to the Closing Date by the Business that is not reserved against as reflected in the Financial Statements.

(c)            Except as set forth in Schedule 6.22, Seller has not entered into, or offered to enter into, any contract pursuant to which the Business is or shall be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements with or to any customer or other business relation.

6.23         Disclosure.  No representation or warranty by the Seller in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Seller pursuant to this Agreement, or any document or certificate delivered to the Purchaser pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

7.            Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as of this date and as of the Closing Date that:

7.01         Organization.  Each Purchaser is a corporation duly organized and validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all the requisite corporate power and authority to own, operate and lease its assets and carry on its business as now conducted.  Purchaser is duly licensed and qualified to do business in and is in good standing under the laws of each state or other jurisdiction where failure to do so would materially adversely affect the business of Purchaser.

7.02         Authorization of Agreement.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements to be executed and delivered by Purchaser pursuant to this Agreement and to consummate the transactions provided for herein and therein and the execution and delivery of this Agreement by Purchaser and the other agreements to be executed and delivered by Purchaser pursuant to this Agreement and the performance by it of the obligations to be performed hereunder and thereunder have been duly authorized by all requisite action by the Purchaser.  This Agreement is, and each other agreement and document to be executed by Purchaser pursuant hereto will be when so executed, a valid and binding obligation of Purchaser, enforceable in accordance with their terms, except that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and by general equitable principles.  The Purchaser is not required to give any notice to, make any filing with, or obtain any consent from, any third party in connection with the execution and delivery of this Agreement and the other agreements to be executed and delivered by the Purchaser pursuant to this Agreement and/or the consummation or performance of any of the transactions contemplated hereby or thereby.

7.03         No Conflict.  Except as set forth in Schedule 7.03 and any filing required under the HSR Act, the execution and delivery of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, the terms or conditions of the Purchaser's Certificate of Incorporation or By-laws or other incorporation or organizational document, any law, rule, regulation, statute, order, judgment or decree or any contract, agreement, lease, license or instrument to which Purchaser is a party or by which Purchaser is bound.  Except as set forth in Schedule 7.03 and any filing required under the HSR Act, Purchaser is not required to give any notice to, make any filing with, or obtain any consent from, any third party in connection with the execution and delivery of this Agreement and the other agreements to be executed and delivered by Purchaser pursuant to this Agreement or the consummation or performance of any of the transactions contemplated hereby or thereby.

7.04         Litigation and Proceedings.  There is no written claim, demand, cause of action, investigation, inquiry, suit, action or legal, administrative, arbitrative or other proceeding pending or, to the Purchaser's knowledge, threatened against the Purchaser that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated in this Agreement.

7.05         Disclosure.  No representation or warranty by the Purchaser in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Purchaser pursuant to this Agreement, or any document or certificate delivered to the Seller pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

8.            Covenants and Agreements of Purchaser.  Purchaser hereby covenants and agrees that:

8.01         Record Retention.  For a period of three years following the Closing Date, Purchaser agrees to maintain in a reasonably accessible place the books and records delivered by Seller hereunder, to provide Seller and its representatives reasonable access to such books and records during normal business hours and to provide copies of such books and records to Seller or its representatives for use solely in connection with any tax or financial reporting or filing obligations.  Purchaser agrees to notify Seller prior to disposing of any such books and records and, upon request made within 60 days after receipt of such notice, to deliver such books and records to Seller at Seller's expense.

8.02         Confidentiality.  Purchaser acknowledges that all information provided to any of it and its affiliates, agents and representatives by Seller, or any of Seller's affiliates, predecessors, agents and representatives is subject to the terms of the Confidentiality Agreement dated February 27, 2008 between Purchaser and Seller (the "Confidentiality Agreement").

8.03         Efforts to Perform.  Purchaser shall use its commercially reasonable efforts to satisfy the covenants set forth in this Section 8 and the conditions precedent set forth in Section 10 in a timely and expeditious manner.

8.04         Employees.

(a)            Purchaser shall have no obligation to hire any employee of Seller, other than the employees listed on Schedule 8.04 who continue as employees of Seller as of the Closing Date and who accept employment with the Purchaser (the "Hired Seller Employees").  Purchaser shall make an offer of employment to the employees listed on Schedule 8.04 at a salary or wage rate comparable to that of similarly situated employees of Purchaser.

(b)            Except for accruals reflected on the final Closing Net Working Capital Statement, Seller shall pay all wages of the Hired Seller Employees accrued through and including the Closing Date and shall be responsible for, in accordance with the terms and conditions of such benefits, all employee benefits of the Hired Seller Employees earned or accrued through the Closing Date. Nothing in this Agreement shall obligate Purchaser to continue the employment or benefits of any Hired Seller Employee after the Closing Date, and except for accruals reflected on the final Closing Net Working Capital Statement, Purchaser shall not assume or be obligated to pay, perform or discharge any obligations under any employee benefit plan, contract or arrangement existing on or prior to the Closing Date (which shall be deemed Excluded Liabilities). In the event Purchaser terminates any Hired Seller Employee during the six month period immediately following Closing without cause, Purchaser shall pay such Hired Seller Employee severance in accordance with the severance policy set forth on Exhibit 8.04(b). Any obligations or liabilities relating to any employee of Seller who is not a Hired Seller Employee (whether arising prior to or after Closing) shall be deemed Excluded Liabilities. No person not a party to this Agreement shall be entitled to any rights of enforcement or otherwise under this Agreement.

(c)            As of the Closing Date, all Hired Seller Employees shall be deemed to have resigned their employment with Seller and shall cease active participation in the Employee Benefit Plans. Purchaser shall not assume any of the Employee Benefit Plans. Purchaser shall cause its group health plans to cover the Hired Seller Employees who were covered by the Seller's group health plan on the Closing Date in accordance with the terms of those plans and the requirements of applicable law. To the extent permitted by law and the terms of Purchaser's plans, Purchaser shall give credit to the Hired Seller Employees for all service with Seller and its affiliates for all purposes under Purchaser's benefit plans including, without limitation, Purchaser's vacation, severance, short-term disability and life insurance plans.

(d)            If the Hired Seller Employees become participants in a retirement plan that is qualified under Section 401(a) of the Code, contains a cash or deferral feature under Section 401(k) of the Code and which is sponsored either by Purchaser or any affiliate of Purchaser (the "Purchaser 401(k) Plan"), Purchaser shall cause the Purchaser 401(k) Plan to accept, by way of direct rollover, transfers of account balances of such Hired Seller Employees from any retirement plan that any Seller sponsors or participates in which is qualified under Section 401(a) of the Code and contains a cash or deferral feature under Section 401(k) of the Code. To the extent permitted by law, Purchaser shall give credit to the Hired Seller Employees for all service with Seller and its affiliates for all purposes under the Purchaser 401(k) Plan.

8.05         Prepaid Expenses.  Purchaser also agrees to cooperate, at Seller's expense, with any reasonable request made by any Seller concerning the reimbursement or utilization of any prepaid expenses and deposits of Seller with third parties which prepaid expense or deposit is an Excluded Asset.  In the event that any payment is received by Purchaser in respect of any prepaid expense or deposit that is an Excluded Asset such payment shall be deemed to be held by Purchaser in trust for Seller, and Purchaser shall promptly remit any such payment to Seller.

9.            Covenants and Agreements of Seller.  Seller hereby covenants and agrees that:

9.01         Notice of Developments.  From time to time prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedule with respect to any matter of which Seller has or acquires knowledge which, if existing or occurring on the date this Agreement is executed, would have been required to be set forth or described in the Disclosure Schedule.  Any such supplement or amendment to the Schedules shall be deemed to cure any breach of any representation or warranty made by Seller in this Agreement to the extent of the information explicitly set forth in such supplement or amendment and Buyer shall not be entitled to seek indemnification with respect to losses, damages, costs or expenses relating to the subject matter of any such disclosed information.  However, any such supplement or amendment shall not be deemed to satisfy or cure any failure to satisfy the condition set forth in Section 11.01 below.

9.02         Access to Books and Records After Closing.  For a period of three years following the Closing Date, Seller agrees to maintain in a reasonably accessible place any books and records not delivered to Purchaser hereunder relating to the Business, including historical financial information of the Business and any other information of the Business in connection with any financial statements or financial information provided in Section 9.14, to provide Purchaser and its representatives reasonable access to such books and records during normal business hours and to provide copies of such books and records to Purchaser or its representatives.  Seller agrees to notify Purchaser prior to disposing of any such books and records and, upon request made within 60 days after receipt of such notice, to deliver such books and records to Purchaser at Purchaser's expense.

9.03         Further Assurances.  From and after the Closing, Seller and Purchaser agree that in the event any further action is necessary or desirable to carry out the purposes of this Agreement, each such party will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party.  From and after the Closing, Seller will use reasonable efforts to assist in the transfer to Purchaser of the ongoing operation of the Business.

9.04         Exclusivity.  In consideration of the substantial expenditures of time and expense to be undertaken by Purchaser in connection with the consummation of the transactions contemplated by this Agreement between the date hereof and the earlier to occur of (i) the Closing or the (ii) Outside Termination Date, neither Seller, nor its officers, directors, employees, agents, representatives, advisors or attorneys shall solicit offers or expressions of interest from any other party to directly or indirectly acquire the Purchased Assets or the Business, enter into or continue negotiations regarding the terms of any agreement for the sale of the Purchased Assets or the Business, permit access to the Purchased Assets or the Business or provide any information to any third party for purposes of reviewing the Purchased Assets or the Business or its operations in connection with the sale of the Purchased Assets or the Business, or enter into any oral or written agreements to directly or indirectly sell the Purchased Assets or the Business or engage anyone to enter into such an agreement.

9.05         Remittance of Cash.  Seller also agrees to cooperate, at Purchaser’s expense, with any reasonable request made by Purchaser concerning the collection of any Account Receivable from any customer of the Business.  If any payment is received by Sellers in respect of any Account Receivable or other amount due to Purchaser, such payment shall be deemed to be held by Sellers in trust for Purchaser, and Sellers shall promptly remit (in no event less frequently than weekly) any such payment to Purchaser, along with any account or other identifying information received by Seller with respect to such amount.

9.06         Operation of Business.  In connection with the Purchased Assets and the Business, Seller will cause the Business to be conducted only in the ordinary course consistent with past practice and will use its commercially reasonable efforts to maintain and preserve intact its business organization and its relationship with employees, customers, suppliers and other business relations and will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business.  Without limiting the generality of the foregoing, the Seller, with respect to the Business, will not engage in any practice, take any action, or enter into any transaction of the sort described in Section 6.05.  Further, Seller will not modify, amend or extend any license agreements with respect to the Business without Purchaser's prior written consent.

9.07         Full Access.  Seller will permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller or the Business, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Business, unless such access is restricted by the terms of such agreements.

9.08         Efforts to Perform.  Seller shall use its commercially reasonable efforts to satisfy the covenants set forth in this Section 9 and the conditions precedent set forth in Section 11 of this Agreement in a timely and expeditious manner.

9.09         Shortages and Warranty Claims.  In the event that any products of the Business that have been shipped by Seller to customers prior to Closing shall at any time after Closing be returned to Seller or Purchaser on account of shortages, defects, breach of warranty or return policies of Seller, or Seller or Purchaser shall receive a notice of a shortage or defect or a breach of warranty or unused products are returned, Purchaser, at Purchaser's reasonable discretion and after notice to Seller, may issue a credit or refund to such customer on account of such goods, or repair or provide appropriate warranty service for such product; provided, however, any voluntary credit, refund, repair or warranty service shall be conducted consistent with the prior practice of the Business after consultation with the Seller and; provided, further, that Seller shall not be obligated for the cost of any return of unsold products above any contractual limitations applicable to such returns.  Seller shall promptly refund the cost of any credit, refund or cost of warranty service or repair work under this Section 9.09 to Purchaser to the extent it exceeds the reserves for warranty and returns included in the final Closing Net Working Capital Statement.

9.10         Third Party Consents.  To the extent that any Purchased Asset is not assignable without the consent of another person or entity, and to the extent such consent is not obtained prior to Closing, this Agreement shall, subject to the rights of any such person or entity, constitute an assignment of Seller's interest in such Purchased Asset.  Seller agrees, at its expense, to use its commercially reasonable efforts to obtain the consent of such other person or entity to the assignment of any such Purchased Asset to the Purchaser.  If any such consent shall not be obtained, Seller shall provide, or make arrangement to provide, Purchaser, in a manner reasonably approved by Purchaser, the benefits and obligations of the relevant Purchased Asset, including enforcement at the cost of Seller and for the account of the Purchaser of any and all rights of Seller against the other person or entity.

9.11         License Agreements.  At Closing, Seller shall assign the SDX License to Purchaser.  At or prior to Closing, Seller shall use its commercially reasonable efforts to obtain extensions of the license agreements with each of the licensors set forth on Exhibit 9.11(b).  Seller shall pay up to $2,000,000 of any transfer fees, extension fees or similar charges necessary to transfer or extend the license agreements of the Business to Purchaser hereunder, and Purchaser shall pay any such transfer fees, extension fees or charges in excess of $2,000,000.  Seller shall not agree to pay any transfer fees, extension fees or similar charges that are not specifically set forth in the respective license agreements without Purchaser's prior written consent.  Any transfer fees, extension fees or similar charges that are due by Seller pursuant to this Section 9.11 and not paid to the respective licensor prior to Closing shall be deducted from the Purchase Price and paid by Purchaser post-Closing.  Without the prior written consent of Purchaser, Seller shall not modify or amend the terms of any license agreement.

9.12         Poingo Litigation.  For a period of 1 year following the Closing Date (the "Poingo License Term"), Seller covenants and agrees, at its sole cost and expense, to actively and in good faith defend and resolve any claims or litigation involving the "Poingo" trademark including, but not limited to, pursing the pending declaratory judgment action filed by Seller against LeapFrog Enterprises, Inc. ("Leapfrog").  Seller shall indemnify Purchaser for any and all Losses pursuant to Section 13.01(c) arising out of any claims, litigation or settlement by or with Leapfrog involving the "Poingo" trademark; provided, however, Seller shall not be responsible for the Purchaser's cost of changing any packaging, supplies or products bearing the "Poingo" name, breach by Purchaser of the Poingo License Agreement (as defined below) or any Losses which first arise after the Poingo License Term based upon Purchaser's use of the "Poingo" trademark after the Poingo License Term.  Purchaser shall indemnify Seller pursuant to Section 12.01(c) for any Losses which first arise after the Poingo License Term based upon Purchaser's use of the "Poingo" trademark.  Seller shall not, in the defense of such claim or litigation, consent to entry of any judgment or enter into any settlement involving the "Poingo" trademark, except in either case with written consent of Purchaser, which consent shall not be unreasonably withheld or unless such judgment or settlement does not restrict in any way Purchaser's use of the "Poingo" trademark and does not cause Purchaser to incur any Loss (including any royalties).  Seller shall furnish Purchaser, in reasonable detail, all information Seller may have with respect to any such claim or litigation and shall make available to Purchaser and its representatives all records and other similar materials which are reasonably required in the defense of such claim or litigation.  During the Poingo License Term, Seller shall grant Purchaser an exclusive right and license to use the "Poingo" trademark pursuant to the terms of the license agreement agreed upon by Purchaser and Seller prior to Closing (the "Poingo License Agreement").  Purchaser shall pay to Seller at Closing a licensing fee of $100,000 under the Poingo License Agreement.  Upon expiration of the Poingo License Agreement, Purchaser shall have the option to purchase the "Poingo" trademark for $10 or no longer use the "Poingo" trademark.  If Purchaser elects to purchase the "Poingo" trademark, at Purchaser's request, Seller shall continue to pursue the declaratory judgment action to conclusion at Seller's cost and expense.

9.13         My First Story Reader Litigation.  Seller covenants and agrees, at its sole cost and expense, to actively defend and resolve any claims or litigation involving the claims by Jin Song regarding "My First Story Reader."  Seller shall be responsible for any and all Losses, including punitive damages, arising out of any claims, litigation or settlement involving "My First Story Reader" that relate to the period prior to the Closing Date, including any royalty payments and Purchaser shall only be responsible for any royalties due to the inventor of "My First Story Reader" that first arise after the Closing Date provided that Purchaser conducts the Business with respect to "My First Story Reader" in a manner that is substantially consistent with that conducted by Seller prior to Closing.  In the event Purchaser does not conduct the Business with respect to "My First Story Reader" in a manner that is substantially consistent with that conducted by Seller prior to Closing, Purchaser shall be responsible for any Losses relating to "My First Story Reader" that first arise after the Closing Date to the extent such Losses result from Purchaser's change to the "My First Story Reader" Business.  Seller shall not, in the defense of such claim or litigation, consent to entry of any judgment or enter into any settlement involving the "My First Story Reader", except in either case with written consent of Purchaser, which consent shall not be unreasonably withheld.  Seller shall furnish Purchaser, in reasonable detail, all information Seller may have with respect to such claim or litigation and shall make available to Purchaser and its representatives all records and other similar materials which are reasonably required in the defense of such claim or litigation.

9.14         Financial Statements.

(a)            Not later than five business days prior to the 71st day after Closing, Seller shall furnish to RC2 Corporation, the parent of Purchaser ("Parent"), copies of the audited financial statements of the Business as of and for the fiscal year ended May 31, 2007, audited by Seller's independent registered public accounting firm (the "Audited S-X Financial Statements"), and unaudited interim financial statements as of and for nine months ended February 29, 2008 and February 28, 2007 (the "Interim S-X Financial Statements and, collectively with the Audited S-X Financial Statements, the "S-X Financial Statements"), in each case in form and substance meeting the requirements of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC"), Form 8-K and the other applicable rules and regulations of the SEC and reasonably acceptable to Parent and its independent registered public accounting firm.  Seller may elect (or, to the extent required for compliance with Regulation S-X, Parent may elect) for Seller to furnish to Parent copies of Audited S-X Financial Statements as of and for the fiscal year ended May 31, 2008 instead of Audited S-X Financial Statements as of and for the fiscal year ended May 31, 2007, in which case Seller shall not be required to furnish Parent with the Interim S-X Financial Statements.  In the event that Parent, Purchaser, Parent's independent registered public accounting firm or the SEC has comments or questions on the S-X Financial Statements after the Closing, Seller will (and will cause its independent registered public accounting firm to) assist and cooperate with Parent to resolve any such comments or questions and take such reasonable actions with respect to the S-X Financial Statements as are necessary for Parent to satisfy its obligations under Regulation S-X, Form 8-K and the other applicable rules and regulations of the SEC.

(b)            Not later than 45 days after the Closing Date, the Company shall provide to Purchaser such information as Purchaser may require to prepare pro forma financial information regarding the Business required to be filed in an amendment to the Closing Form 8-K in accordance with the requirements of Regulation S-X, Form 8-K and the other applicable rules and regulations of the SEC.  In the event that Parent, Purchaser, Parent's independent registered public accounting firm or the SEC has comments or questions on such information after the Closing, Seller will (and will cause its independent registered public accounting firm to) assist and cooperate with Parent to resolve any such comments or questions and take such reasonable actions with respect to such information as are necessary for Parent to satisfy its obligations under Regulation S-X, Form 8-K and the other applicable rules and regulations of the SEC with respect to the pro forma financial information.

(c)            Seller will cooperate with any reasonable requests of Purchaser and Parent in connection with Parent's compliance with applicable laws regarding the transactions hereunder, including (i) providing access to Seller's management upon reasonable prior notice during normal business hours to assist with Parent's SEC reporting obligations of the transactions hereunder, including the preparation by Parent of pro forma financial information under Regulation S-X, Form 8-K and the other rules and regulations of the SEC, addressing purchase accounting issues and preparation of any SEC waiver letters and (ii) allowing access to Seller's independent registered public accounting firm (including, to the extent required by such firm, consent to the release of their work papers to Parent or Parent's independent registered public accounting firm), and discussing with and obtaining from Seller's independent registered public accounting firm consents to fulfill Parent's reporting requirements, including financial statements and the notes thereto.

(d)            Purchaser will be responsible for the fees and expenses of Seller's independent registered public accounting firm in connection with its audit of the Audited S-X Financial Statements furnished to Parent pursuant to Section 9.14(a) and its review of the Interim S-X Financial Statements to the extent required to be furnished to Parent pursuant to Section 9.14(a), subject to the mutual agreement by Purchaser and Seller to such firm's fee proposal.  In addition, Purchaser will be responsible for any other out-of-pocket expenses or other direct costs incurred by Seller in connection with the preparation of the S-X Financial Statements (i.e. overtime pay to employees to complete the physical inventory); provided, notwithstanding the foregoing, Purchaser shall not be responsible for any overhead costs of Seller or any ordinary compensation of Seller's employees.

9.15         Ancillary Agreements.  Purchaser and Seller shall use their commercially reasonable efforts to finalize the SDX License, Noncompetition Agreements, Poingo License Agreement, License Agreement and Transition Services Agreement within ten days following the date of this Agreement.

10.          Conditions Precedent to Seller's Obligations.  The obligations of Seller under this Agreement are, at the option of Seller, subject to the fulfillment at Closing of each of the following conditions:

10.01       Accuracy of Representations and Warranties.  Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects; provided that any representation or warranty qualified by materiality shall be true and correct in all respects, and Purchaser shall have performed and satisfied in all material respects all of its covenants, conditions and agreements and shall have delivered to Seller all documents and agreements required by this Agreement to be performed, satisfied or delivered by Purchaser prior to Closing.

10.02       President's Certificate.  Purchaser's President shall execute and deliver at Closing a certificate that all conditions in Section 10.01 have been fulfilled.

10.03       Deliveries on or Prior to Closing.  Purchaser shall have delivered or cause to be delivered to Seller the following documents at or prior to Closing:

(a)            Wire transfersof immediately available fundsto the Seller and Escrow Agentin the amountsset forth in Section 4.02(b).

(b)            A good standing certificate for LCB issued by the Secretary of State of the State of Delaware not more than one week prior to the Closing Date.

(c)            One or more assignment and assumption agreements in substantially the form attached hereto as Exhibit 10.03(c) (collectively, the "Assignment and Assumption Agreement"), duly executed by Purchaser.

(d)            A Patent Assignment Agreement, a Trademark Assignment Agreement, Copyright Assignment and Domain Name Assignment Agreement in substantially the form attached hereto as Exhibit 10.03(d) (collectively, the "Intellectual Property Assignment Agreements"), duly executed by Purchaser.

(e)            The Escrow Agreement, duly executed by Purchaser.

(f)            The License Agreement, duly executed by Purchaser.

(g)            All necessary governmental approvals and consents required for the performance by Purchaser for the closing of the transactions contemplated by this Agreement.

10.04       Authorizations and Approvals.

(a)            All material governmental filings, authorizations and approvals that are required to be made or obtained prior to the consummation of the transactions contemplated hereby will have been duly made and obtained and the waiting period under the HSR Act shall have expired or been terminated; and

                                                (b)            There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

11.          Conditions Precedent to Purchaser's Obligations.  The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the fulfillment at Closing of each of the following conditions:

11.01       Accuracy of Representations and Warranties.  Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects; provided that any representation or warranty qualified by materiality shall be true and correct in all respects, and Seller shall have performed and satisfied in all material respects all of its covenants, conditions and agreements and shall have delivered to Purchaser all documents and agreements required by this Agreement to be performed, satisfied or delivered by Seller prior to Closing.

11.02       Officer's Certificate.  An executive officer of Seller shall execute and deliver at Closing a certification that all of the conditions in Section 11.01 have been fulfilled.

11.03       Deliveries on or Prior to Closing.  Seller shall have delivered or cause to be delivered to Purchaser the following documents at or prior to Closing:

(a)            One or more bills of sale duly executed by Seller, in a form mutually agreed upon by the parties.

(b)            All consents and approvals of third parties identified on Exhibit 11.03(b).

(c)            A certified copy of resolutions adopted by the Board of Directors and shareholders of Seller authorizing the execution of this Agreement and the sale of the Purchased Assets to Purchaser in accordance with the terms hereof.

(d)            Good standing certificates of Seller issued by the respective jurisdictions of incorporation of each Seller within one week of the Closing Date.

(e)            The Assignment and Assumption Agreement, duly executed by Seller.

(f)            A noncompetition agreement to be executed by each of the Seller, Louis Weber, Richard Maddrell, Rocky Wu, Jeffrey Coyle and Jack Alexander generally in the form attached hereto as Exhibit 11.03(f) and as agreed upon by Purchaser and Seller prior to Closing (collectively, the "Noncompetition Agreements"), duly executed by Seller, Louis Weber, Richard Maddrell, Rocky Wu, Jack Alexander and Jeffrey Coyle. The Noncompetition Agreements will provide restrictions for the following durations: Louis Weber and Richard Maddrell—five (5) years; Jeffrey Coyle and Jack Alexander—two (2) years and Rocky Wu—eighteen (18) months.

(g)            Releases of mortgages, liens and/or financing statements to reflect the termination of any Encumbrances against, or security interest in, any of the Purchased Assets.

(h)            All necessary governmental approvals and consents required for the performance by Seller for the closing of the transactions contemplated by this Agreement. In addition, Purchaser shall have obtained a valid assignment of the Licenses and Permits, to the extent assignable.

(i)            The Intellectual Property Assignment Agreements, duly executed by Seller.

(j)            The Escrow Agreement, duly executed by Seller.

(k)            A transition services agreement to be executed by the Seller, JRS and Purchaser generally the form attached hereto as Exhibit 11.03(k) and as agreed upon by Purchaser and Seller prior to Closing (the "Transition Services Agreement"), duly executed by Seller and JRS Distribution.

(l)            The Poingo License Agreement, duly executed by Seller.

(m)            A license of the technology from SD-X Interactive, Inc. ("SDX") (which incorporates certain rights relating to technology from Sonix Technology Co., Ltd.) to PIL in a form mutually agreed upon by Purchaser and Seller (the "SDX License"), duly executed by Seller and SDX and properly assigned to Purchaser.

(n)            The License Agreement, duly executed by Seller.

(o)            Such other documents as Purchaser reasonably deems necessary or appropriate to vest in it good and marketable title to all or any part of the Purchased Assets, free and clear of all liens, encumbrances and other rights, except Permitted Encumbrances, as provided in this Agreement.

11.05      Authorizations and Approvals.

(a)            All material governmental filings, authorizations and approvals that are required to be made or obtained prior to the consummation of the transactions contemplated hereby will have been duly made and obtained and the waiting period under the HSR Act shall have expired or been terminated; and

(b)            There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

11.06       Transfer of License Agreements.  The Seller's obligations set forth in Section 9.11 shall have been fully satisfied.

11.07       Material Adverse Effect.  From the date of this Agreement to the Closing Date, the Business shall not have suffered any Material Adverse Effect.  For purposes of this Agreement, "Material Adverse Effect" shall mean any change in, or effect on, the Business, or the operations, Purchased Assets, or financial condition of the Business, taken as a whole, which, in the aggregate, is, or is reasonably likely to be, materially adverse to the Business, or to the operations, assets, liabilities or condition (financial or otherwise) of the Business, taken as a whole, other than changes or effects resulting from any of the following: (a) the children's publishing industry generally in any one or more countries in which any Seller operates, (b) the United States economy generally, or the economy generally in any one or more countries in which any Seller operates other than material adverse changes in the credit markets which are reasonably likely to prevent Purchaser from funding the loan to consummate this transaction which shall be considered a "Material Adverse Effect," (c) acts of war, insurrection, sabotage or terrorism except to the extent such change directly affect's the Seller's properties or the Purchased Assets, (d) general legal, regulatory, political, business, economic, financial or securities market conditions in any one or more countries in which any Seller operates other than material adverse changes in the credit markets which are reasonably likely to prevent Purchaser from funding the loan to consummate this transaction which shall be considered a "Material Adverse Effect," (e) the identity of the Purchaser, or (f) the failure, in and of itself, by any Seller to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement.

12.            Indemnification by Purchaser.

12.01       Indemnification.  Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Purchaser on behalf of itself and its successors hereby covenants and agrees to indemnify, defend and hold Seller, each of Seller's subsidiaries, stockholders, affiliates, officers, directors, employees, agents, successors and assigns (Seller and such persons, collectively, "Seller's Indemnified Persons") harmless from and against any demand, claim, damage, liability, loss (which shall exclude any diminution in value other than for the benefit of a third party), cost or expense (including, but not limited to, interest, penalties, costs of preparation and investigation and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), imposed or incurred by Seller's Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to:

(a)            any inaccuracy in or breach of any representation or warranty of Purchaser pursuant to this Agreement in any respect, whether or not Seller's Indemnified Persons relied thereon or had knowledge thereof, including certificates, schedules and documents delivered pursuant hereto;

(b)            any failure of Purchaser to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreements, the Escrow Agreement, the License Agreement, the Transition Services Agreement or the Noncompetition Agreements;

(c)            the Assumed Liabilities; or

(d)            to the extent such Losses arise out of the inclusion of the S-X Financial Statements in RC2 Corporation's 8-K filing unless the Loss is the result of fraud, willful misconduct or knowing or intentional misstatement or inaccuracy by the Seller. This Section 12.01(d) shall not in any way limit any claim Purchaser may have under Section 13.01(a) for a breach of Section 6.03 by Seller.

The obligations of Purchaser to indemnify and hold Seller's Indemnified Persons harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement, as provided in Section 13.03.

12.02       Procedures.  The procedural rules set forth in Section 13.02 shall apply with respect to indemnification by Purchaser except that the parties' respective obligations under Section 13.02 shall be reversed as appropriate, and all references therein to Section 13.01 shall be to Section 12.01.

13.           Indemnification by Seller.

13.01       Indemnification.  Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have, Seller, on behalf of itself and its successors, hereby covenant and agree to indemnify, defend and hold Purchaser, each of Purchaser's subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser and such persons, collectively, "Purchaser's Indemnified Persons") harmless from and against any Losses imposed on or incurred by Purchaser's Indemnified Persons, directly or indirectly, arising out of, resulting from or relating to:

(a)            any inaccuracy in or breach of any representation or warranty of Seller pursuant to this Agreement in any respect, whether or not Purchaser's Indemnified Persons relied thereon or had knowledge thereof, including certificates, schedules and documents delivered pursuant hereto;

(b)            any failure of Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Seller pursuant to this Agreement, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreements, the Escrow Agreement, the License Agreement, the Transition Services Agreement or the Noncompetition Agreements; and

(c)            the Excluded Liabilities.

The obligations of Seller to indemnify and hold Purchaser's Indemnified Persons harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement, as provided in Section 13.03.

13.02       Procedures.  Purchaser's Indemnified Persons shall give Seller prompt notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this Section 13 applies.  If the document evidencing such claim or demand is a court pleading, Purchaser shall give such notice, including a copy of such pleading, within five days of receipt of such pleading, otherwise, Purchaser shall give such notice within 30 days of the date it receives written notice of such claim.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of Purchaser's Indemnified Persons to collect such Loss from Seller so long as such failure to so notify does not materially adversely affect Seller's ability to defend such Loss against a third party.

If Purchaser's Indemnified Persons request for indemnification arises from the claim of a third party, Seller may, at their option, assume control of the defense of any such claim, or any litigation resulting from such claim.  Failure by Seller to notify Purchaser's Indemnified Persons of its election to defend a complaint by a third party within 10 days shall be a waiver by Seller of their right to respond to such complaint and within 30 days after notice thereof shall be a waiver by Seller of their right to assume control of the defense of such claim or action.  If Seller assumes control of the defense of such claim or litigation resulting therefrom, Seller shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and Seller shall hold Purchaser's Indemnified Persons, to the extent provided in this Section 13, harmless from and against all Losses arising out of or resulting from any settlement approved by Seller or any judgment in connection with such claim or litigation.  Notwithstanding Seller's assumption of the defense of such third-party claim or demand, Purchaser's Indemnified Persons shall have the right to participate in the defense of such third-party claim or demand at their own expense.  Seller shall not, in the defense of such claim or litigation, consent to entry of any judgment against any of Purchaser's Indemnified Persons or enter into any settlement, involving any of Purchaser's Indemnified Persons, except in either case with written consent of Purchaser's Indemnified Persons, which consent shall not be unreasonably withheld.  Purchaser's Indemnified Persons shall furnish Seller in reasonable detail all information Purchaser's Indemnified Persons may have with respect to any such third-party claim and shall make available to Seller and their representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Seller in the defense of such third-party claim.

If Seller does not assume control of the defense of any such third-party claim or litigation resulting therefrom, Purchaser's Indemnified Persons may defend against such claim or litigation in such manner as it may reasonably deem appropriate, and Seller shall indemnify Purchaser's Indemnified Persons from any Loss indemnifiable under Section 13.01 incurred in connection therewith.  Seller shall not be obligated to Purchaser's Indemnified Persons for any settlement or consent to a stay of judgment made by any Purchaser's Indemnified Person if such settlement or consent is entered into without the prior written consent of Seller which consent shall not be unreasonably withheld or delayed.

If Purchaser's Indemnified Persons should have a claim against Seller that does not involve a third party claim, the Purchaser's Indemnified Persons shall deliver a notice of such claim to Seller.  If Seller notifies the Purchaser's Indemnified Persons that it does not dispute the claim described in such notice or fails to notify the Purchaser's Indemnified Persons within 30 days after delivery of such notice by the Purchaser's Indemnified Persons whether Seller disputes the claim described in such notice, the Loss in the amount specified in the Purchaser's Indemnified Persons' notice will be conclusively deemed a liability of Seller and Seller shall pay the amount of such Loss to the Purchaser's Indemnified Persons on demand.  If Seller have timely disputed their liability with respect to such claim, a senior executive of each of Seller and the Purchaser's Indemnified Persons with full negotiating authority will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such executives within 60 days after the delivery of the Purchaser's Indemnified Persons' notice of such claim, such dispute shall be resolved fully and finally by a court of competent jurisdiction.

13.03       Survival of Indemnification; Maximum Liability.  No demand or claim for indemnification pursuant to Section 12.01(a) or Section 13.01(a) shall be made after eighteen (18) months following the Closing Date, except as follows:  (a) claims for indemnification for any inaccuracy in or breach of the representations and warranties contained in Sections 6.01 (Organization), 6.02 (Authorization), 6.08 (Title), 7.01 (Corporate Organization), 7.02 (Authorization of Agreement) or 7.03 (No Conflict) may be made at any time after the Closing Date until barred by the applicable period of limitation under federal and state laws relating thereto; (b) claims for indemnification for any inaccuracy in or breach of the representations and warranties contained in Section 6.09 (Sufficiency of Assets) or 6.16 (Intangible Assets) may be made up to the third anniversary of the Closing Date; and (c) claims for indemnification for any inaccuracy in or breach representations and warranties contained in Section 6.13 (Taxes) may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such may be extended by waiver).  In no event shall the aggregate indemnity payments made by Seller under Section 13.01(a) exceed $15,000,000 (the "Cap"); provided, however the Cap shall not apply to breaches of Sections 6.01 (Organization), 6.02 (Authorization), 6.08 (Title), 6.13 (Taxes) or claims for fraud.

13.04       Basket.  No indemnification shall be payable by Seller pursuant to Section 13.01(a) unless the aggregate Losses incurred by all of Purchaser's Indemnified Persons pursuant to Section 13.01(a) exceed $1,300,000 and then only for the excess over such amount (the "Basket").  Notwithstanding the foregoing, the Basket shall not apply to breaches of Sections 6.01 (Organization), 6.02 (Authorization), 6.08 (Title), 6.13 (Taxes) or claims for fraud.

13.05      Materiality.  Any qualifications in the representations, warranties and covenants with respect to a material adverse effect, materiality, material or similar terms will not have any effect with respect to the determination of the existence of any breach of any representation or warranty, the calculation of the amount of any Losses or the application of the Basket pursuant to this Section 13 and such qualifiers in any such representation or warranty shall be disregarded and all claims for indemnification under this Section 13 shall be determined as if such term were not present in such representation or warranty.

13.06       Remedies Exclusive.  From and after the Closing Date, the indemnification obligations of Purchaser and Seller under Section 12 or 13 shall constitute the sole and exclusive remedies (other than a remedy for actual fraud or injunctive relief) of Purchaser and Seller, respectively, for the breach of any covenant, agreement, representation or warranty in this Agreement by the Purchaser or Seller, as the case may be, and the Purchaser and Seller shall not be entitled to rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, whether such claims or rights are based on tort, contract or otherwise, all of which Purchaser and Seller waive and agree not to pursue.

13.07       Treatment of Indemnification Payments. All indemnification payments made pursuant to this Section 13 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price to the extent permitted by law.

13.08       Interest on Late Payments.  Any and all amounts required to be paid under this Agreement pursuant to this Section 13 by any party to any other party shall accrue interest at the rate of 9% per annum from the date on which such payment is required to be made in accordance with this Agreement through the date on which such amount is paid in full.

13.09       Taxes.  The amount of any indemnity provided in Section 12 or 13 shall be reduced (but not below zero) by the amount of any net reduction in cash payments for Taxes actually realized by the indemnified party as a result of the Losses giving rise to such indemnity claim.  If the indemnity amount is paid prior to the indemnified party realizing any actual reduction in cash payments for Taxes in connection with the Losses giving rise to such payment, and the indemnified party subsequently realizes such actual reduction in cash payments for Taxes, then the indemnified party shall pay to the indemnifying party the amount of such actual reduction in cash payments for Taxes (but not in excess of the indemnification payment or payments actually received with respect to such Losses, and only to the extent that such actual reduction in cash payments for Taxes is realized within three years of the making of such payment to the indemnified party).  For purposes of the preceding two sentences, the indemnified party shall be deemed to have realized an actual reduction in cash payments for Taxes with respect to a taxable year if, and to the extent that, the indemnified party's cumulative liability for Taxes from the Closing Date through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the indemnified party's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the amount of Losses for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).  Any amounts paid or credited to the indemnifying party under this Section 13.09 that are later reversed on audit shall be promptly repaid by the indemnifying party to the indemnified party.

13.10       Insurance.  The amount of any indemnity provided in Section 12 or 13 shall be computed net of any insurance proceeds actually received by an indemnified party in connection with or as a result of any claim giving rise to an indemnification claim hereunder (reduced by any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom).  If the indemnity amount is paid prior to the indemnified party's actual receipt of insurance proceeds related thereto, and an indemnified party subsequently receives such insurance proceeds, then the indemnified party shall promptly pay to the indemnifying party the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Losses), but not more, in the aggregate, than the indemnity amount paid by the indemnifying party.

13.11       Net of Working Capital Reserves.  No indemnification shall be payable by Seller pursuant to Section 13.01 to the extent such Losses are reserved for, or otherwise taken into account, in the Closing Net Working Capital Statement as finally determined in accordance with Section 4.04.

14.           Business Brokers.  Seller represents and warrants to Purchaser that, except for J.P. Morgan Securities Inc., the fees and expenses of which will be paid by PIL, neither Seller nor anyone acting on its behalf has made any commitment or done any other act which would create any liability for any brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement.  Purchaser represents and warrants to Seller that, except for Robert W. Baird & Co., the fees and expenses of which will be paid by Purchaser, neither Purchaser nor anyone acting on its behalf has made any commitment or done any other act which would create any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.  Purchaser and Seller hereby indemnify, save and hold each other harmless from and against claims by any broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by them relating to the transactions contemplated hereby.

15.           Termination.  By notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a)            by mutual consent of Purchaser and Seller;

(b)            by Purchaser if the Closing has not occurred on or before the 60th day after the date of this Agreement (the "Outside Termination Date"), or such later date as the parties may agree upon, unless Purchaser is in material breach of this Agreement;

(c)            by the Seller if the Closing has not occurred on or before the Outside Termination Date, or such later date as the parties may agree upon, unless any Seller is in material breach of this Agreement; or

(d)            by the Purchaser if any of the SDX License, Poingo License Agreement, Noncompetition Agreements, Transition Services Agreement or License Agreement are not finalized with 30 days following the date of this Agreement, unless Purchaser is in breach of Section 9.15.

If this Agreement is terminated pursuant to this Section 15, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 15 and Section 16 will survive, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

16.           Miscellaneous.

16.01       Amendment and Severability.  This Agreement may only be amended by a written agreement of the parties hereto.  If any provision, clause or part of this Agreement or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

16.02      Waiver.  The failure of Seller or Purchaser to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.  Purchaser's decision to close this transaction notwithstanding its constructive or actual knowledge of the breach by Seller of one or more of its representations, warranties or obligations hereunder shall not relieve such parties of their indemnification obligations hereunder with respect to such breach; in such case, Purchaser specifically is relying upon Seller's indemnification obligation, as well as the underlying representation, warranty or contractual obligation.

16.03       Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made upon confirmation of receipt if (i) delivered personally, (ii) mailed by registered or certified mail (postage prepaid, return receipt requested), (iii) delivered by a nationally recognized overnight courier, or (iv) sent by facsimile, telecopier or other electronic transmission device.  Notices and communications to Purchaser and Seller will, unless another address is specified in writing, be sent to the address indicated below:

In the case of Seller, to:

Publications International Ltd.
7373 N. Cicero Avenue
Lincolnwood, IL 60712
Attn: Mr. Louis Weber, Chief Executive Officer
Facsimile No. 847-676-3671

with a copy to:

Much Shelist Denenberg Ament & Rubenstein, P.C.
191 North Wacker Drive, Suite 1800
Chicago, IL 60606
Attn: Steven Schwartz, Esq.
Facsimile No. 312-521-2396

and, in the case of Purchaser, to:

Learning Curve Brands, Inc.
1111 West 22nd Street, Suite 320
Oak Brook, IL 60523
Attn:  Mr. Curtis W. Stoelting, Chief Executive Officer
Facsimile No. 630-573-7578

with a copy to:

Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 2100
Milwaukee, WI 53202
Attn:  James M. Bedore, Esq.
Facsimile No. 414-298-8097

16.04       Benefit.  This Agreement shall be binding upon and inure to the benefit and burden of and shall be enforceable by Purchaser, the Purchaser's Indemnified Persons (with respect to Section 13), their successors and assigns, and Seller, Seller's Indemnified Persons and its successors and assigns.  This Agreement may not be assigned by any party without the written consent of the others.

16.05       Expenses.  All expenses incurred by Seller or Purchaser in connection with the transactions contemplated hereby, including, without limitation, legal and accounting fees, shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense, except (a) any and all federal, state or local income, sales, use or other taxes arising out of, resulting from or relating to Seller's sale of the Purchased Assets and any and all real or personal property taxes or assessments applicable to the period before the Closing Date, shall be paid by Seller and (b) any HSR Act filing fees shall be shared equally by Purchaser and Seller.

16.06       Bulk Sales.  The parties hereby waive compliance with the provisions of any bulk transfer laws of any jurisdiction in connection with the sales of the Purchased Assets.  Except for the Assumed Liabilities, Seller shall promptly pay and discharge when due all liabilities and obligations arising out of or relating to Seller's ownership, operation and sale of the Business and its properties.  Except for the Assumed Liabilities, Seller hereby agrees to indemnify, defend and hold Purchaser's Indemnified Persons harmless from and against any and all Losses arising out of or relating to claims asserted against any of such persons under any such bulk transfer laws or any similar law.

16.07       Litigation Support.  In the event and for so long as any party is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, other than an action or claim involving Seller and Purchaser, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 12 or Section 13 of this Agreement).

16.08       Public Announcement.  Purchaser and Seller acknowledge and agree that Parent and PIL shall jointly make a mutually agreed press release with respect to this Agreement and the transactions contemplated hereby promptly following the execution and delivery of this Agreement, and that Parent shall file a Current Report on Form 8-K with the SEC to report this Agreement and the transactions contemplated hereby (which will include a copy of this Agreement as an exhibit hereto) in accordance with the rules and regulations of the SEC.  Purchaser and Seller also acknowledge and agree that Parent shall file a Current Report on Form 8-K with the SEC following the Closing to report the Closing of the transactions contemplated hereby (the "Closing Form 8-K") in accordance with the rules and regulations of the SEC.  No other public announcement of the transactions contemplated hereby shall be made by way of press release, disclosure to the trade or otherwise except with the mutual approval of the parties or as may be required by law or any listing agreement with any national securities exchange to which Parent is a party.  If any such other press release or public announcement is so required, to the extent practicable the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

16.09       Specific Performance.  In the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance.  Such remedy shall, however, be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

16.10       Entire Agreement.  This Agreement and the schedules and other documents to be delivered pursuant hereto constitute the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein.  All prior negotiations, agreements and understandings are superseded hereby. The parties acknowledge and agree that the Confidentiality Agreement between Purchaser and Seller shall terminate without any further action on their part, effective as of the Closing.  This Agreement may not be amended or revised except be a writing signed by the parties hereto.  All parties being represented by counsel, no one party shall be deemed the drafter of this Agreement with respect to its interpretation.

16.11      Disclosure Schedule.  The disclosures in the Schedules to the Disclosure Schedule hereto are to be taken as relating solely to the corresponding section in this Agreement and any other section of the Disclosure Schedule where it is reasonably apparent such disclosure also relates to such other section(s).  The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Purchased Assets, the Business or Seller.  In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

16.12       Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by  and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require application of any other law.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois located in Chicago, Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby; provided that if such litigation shall not be permitted to be tried by such court then such litigation shall be held in the state courts of Illinois.  Each of the parties hereto hereby further agrees that service of any process, summons, notice or document by United States registered mail to the respective address of such party set forth in Section 16.03 shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Northern District of Illinois or, if (but only if) the litigation in question shall not be permitted to be tried by such court, on the state courts of Illinois located in Chicago, Illinois and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

16.13       Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

16.14       No Presumption.  Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and have each been represented throughout to its satisfaction by legal counsel of its choosing,  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16.15       Reference to Days.  All references to days in this Agreement shall be deemed to refer to calendar days, unless otherwise specified.

[Remainder of page intentionally left blank.  Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

PURCHASER:

LEARNING CURVE BRANDS, INC.

By:  /s/   Curtis W. Stoelting
Name:  Curtis W. Stoelting
Title:      Chief Executive Officer

RC2 AUSTRALIA PTY. LTD.

By:  /s/   Curtis W. Stoelting
Name:  Curtis W. Stoelting
Title:      Chief Executive Officer

RACING CHAMPIONS INTERNATIONAL LIMITED

By:  /s/   Curtis W. Stoelting
Name:     Curtis W. Stoelting
Title:      Chief Executive Officer

LEARNING CURVE MEXICO, S. DE R.L. DE C.V.

By:  /s/   Curtis W. Stoelting
Name:    Curtis W. Stoelting
Title:      Chief Executive Officer

RC2 LIMITED

By:  /s/   Curtis W. Stoelting
Name:    Curtis W. Stoelting
Title:      Chief Executive Officer

RC2 (ASIA) LIMITED

By:  /s/   Curtis W. Stoelting
Name:    Curtis W. Stoelting
Title:      Chief Executive Officer

SELLER:

PUBLICATIONS INTERNATIONAL, LTD.

By:  /s/   Richard G. Maddrell
Name:    Richard G. Maddrell
Title:      President

PIL, L.L.C.

By:  /s/   Richard G. Maddrell
Name:    Richard G. Maddrell
Title:      President

JRS DISTRIBUTION CO.

By:  /s/   Robert Stanik
Name:    Robert Stanik
Title:      Chief Executive Officer

PUBLICATIONS INTERNATIONAL LTD., L.P.

By:  /s/   Richard G. Maddrell
Name:    Richard G. Maddrell
Title:      President

PUBLICATIONS INTERNATIONAL LIMITEDPARTNERSHIP

By:  /s/   Richard G. Maddrell
Name:    Richard G. Maddrell
Title:      President

PUBLICATIONS INTERNATIONAL, LTD. S DE R.L. DE C.V.

By:  /s/   Richard G. Maddrell
Name:    Richard G. Maddrell
Title:      President